Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

STRATEGIC STORAGE GROWTH TRUST, INC. (SSGT) ENTERS

INTO A CERTIFICATE OF OCCUPANCY CONTRACT

FOR SELF STORAGE DEVELOPMENT IN PHOENIX

Upon Completion, SSGT Will Lease Up the Approximately 830 Unit Self Storage Facility

PHOENIX – July 29, 2015 – Strategic Storage Growth Trust, Inc. (SSGT) recently entered into its first contract to acquire a certificate of occupancy facility consisting of a ground-up self storage development located in the South Mountain Village area of Phoenix, Ariz. The total purchase price is approximately $7 million.

The developer, Phoenix-based Glacier Development, plans to build a two-story facility with approximately 800 units and approximately 30 RV units, which will break ground in the third quarter of 2015. This project is scheduled to be completed in the second quarter of 2016.

“We are excited to enter into our first contract for a certificate of occupancy transaction for a top-of-the-line, brand-new facility in a prime market like Phoenix,” said H. Michael Schwartz, chairman and CEO of SSGT. “Our investment strategy is to continue to work with regional developers on certificate of occupancy opportunities located throughout the United States.”

The approximately 81,000 net rentable square-foot self storage facility will be located at 1500 East Baseline Rd and will offer 80% climate controlled units, drive-up units and covered RV spaces.

“We are embracing certificate of occupancy transactions because they eliminate many development risks and allow us to focus on the operations and the lease-up of the facilities,” said SSGT Senior Vice President of Acquisitions Wayne Johnson.

About Strategic Storage Growth Trust, Inc. (SSGT)

Strategic Storage Growth Trust, Inc. (SSGT) is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self-storage properties. The SSGT portfolio consists of nine self storage facilities located in five states comprising approximately 6,620 self-storage units and approximately 700,200 net rentable square feet of storage space.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.